Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

by and between

OMEGA FLEX, INC.

and

SANTANDER BANK, N.A.

JULY 3, 2023

AMENDED AND RESTATED LOAN AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) made this 3rd day of July, 2023 by and between OMEGA FLEX, INC., a Pennsylvania corporation with a usual address of 451 Creamery Way, Exton, Pennsylvania (the “Borrower”) and SANTANDER BANK, N.A., successor in interest to Sovereign Bank, with an address of 1130 Berkshire Boulevard, Wyomissing, Pennsylvania (hereinafter referred to as the “Bank”).

This Agreement amends and restates in its entirety that certain Loan and Security Agreement between the Bank and the Borrower dated December 17, 2009, as amended by a First Amendment to the Loan Agreement dated December 30, 2010, a Second Amendment to Loan Agreement dated December 29, 2014, a Third Amendment to Loan and Security Agreement dated December 1, 2017, a Fourth Amendment to Loan and Security Agreement dated November 17, 2022, a Fifth Amendment to Loan and Security Agreement dated March 7, 2023, and a Sixth Amendment to Loan and Security Agreement dated May 17, 2023 (the “Existing Agreement”).

In consideration of the mutual covenants herein contained, and intending to be legally bound, the Borrower and the Bank agree as follows:

1.	DEFINITIONS AND ACCOUNTING TERMS.

1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings. Capitalized terms not defined in this Agreement shall have the meaning ascribed to those terms in the Note. Terms defined in the singular to have the same meaning when used in the plural and vice versa:

“Acceptance Facilities” means facilities where a financial institution has guaranteed, in writing, a payment obligation of Borrower.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Amended and Restated Committed Revolving Note” or “Revolving Business Credit Note” or “Revolving Note” or “Note” shall mean the $15,000,000.00 Second Amended and Restated Committed Revolving Line of Credit Note of even date herewith payable by the Borrower to the Bank, as may be amended, restated, or otherwise modified from time to time.

“Applicable Margin” shall mean:

Pricing Level	Funded Debt to EBITDA Ratio	Unused Fee	Prime Rate Loans	SOFR Rate Loans
1	>=3.00x	0.10%	0.50%	1.75%
2	<3.00x and >=2.00x	0.10%	0.00%	1.10%
3	<2.00x and >=1.50x	0.10%	0.00%	0.95%
4	<1.50x	0.10%	0.00%	0.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Funded Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Covenant Compliance Certificate is delivered pursuant to this Agreement; provided, however, that if a Covenant Compliance Certificate is not delivered when due in accordance with this Agreement, then, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Covenant Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Covenant Compliance Certificate is delivered.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof.

“Debt” means (1) indebtedness or liability for borrowed money (including all amounts owed to the Bank); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under Acceptance Facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to any Person or entity, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

“Default” means any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“EBITDA” for any period shall mean, all as calculated on a consolidated basis, the Borrower’s operating earnings from continuing operations, excluding any realized or unrealized gains and realized or unrealized losses, plus the Borrower’s depreciation and amortization, interest expense and income taxes.

“Event of Default” means any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time or both, or any other condition has been satisfied.

“FCPA” the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Funded Debt” shall mean the Borrower’s loans and obligations which bears interest, including the Revolving Note made in favor of the Bank.

“GAAP” means generally accepted accounting principles consistently applied, in accordance with financial reporting standards from time to time defined by the United States Financial Accounting Standards Board and in effect among nationally recognized certified public accounting firms in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Insolvent” means when any of the following events shall have occurred whereby the Borrower (a) shall generally not pay within ninety (90) days from when due (excepting, however, bonafide contests related thereto or unless consented to, in writing, by the Bank), or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of ninety (90) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of ninety (90) days or more.

“L/C Disbursement” means a payment made by the Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable Bank and relating to such Letter of Credit.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“L/C Sublimit” means an amount equal to the lesser of (a) $1,000,000.00 and (b) the amount of the Commitment. The L/C Sublimit is part of, and not in addition to, the Commitment to make Revolving Loans.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment (as security), encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” or “Loans” shall collectively mean the Revolving Loan and any future loan as made by the Bank to Borrower, as either or all may be further amended, modified, substituted or otherwise affected from time to time and shall include any additional credit facilities provided to the Borrower by the Bank from time to time.

“Loan Account” means the account upon the books of the Bank in which will be recorded all Loans made by the Bank to the Borrower pursuant to this Agreement, all payments made on such Loans and other appropriate debits and credits.

“Loan Document(s)” means this Agreement, the Note and/or other documents related to the transactions discussed in this Agreement as the same may be amended, modified or supplemented from time to time.

“Loan Parties” means, collectively, the Borrower and each guarantor, if any.

“Maturity Date” means June 1, 2028, and as that date may be extended, renewed or modified in the sole discretion of the Bank.

“Obligation” and “Obligations” shall mean any and all liabilities and obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, arising hereunder or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money, including, without limitation, the Note and the Loan Documents, as defined herein.

“Operating Cash Flow” means EBITDA less non-financed capital expenditures less cash taxes paid.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Liens” shall have such meaning as defined in paragraph 8.1 below.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or-other entity of whatever nature.

“Prime Rate” means the rate of interest as announced from time to time by the Bank as its Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank.

“Principal Office” means the Bank’s office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Revolving Credit Exposure” means, the aggregate principal amount at such time of its outstanding Revolving Loans and L/C Obligations at such time.

“Revolving Loan” shall have the same meaning as defined in Section 2.1.

“Sanctions” means any sanctions administered or enforced by the Office of Foreign Assets Control of the US Department of the Treasury, the U.S. Department of State and any other relevant sanctions authority of any Governmental Authority.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3. Accounting Terms; Changes in GAAP.

1.3.1. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Bank pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, indebtedness of the Borrower and its subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.3.2. Changes in GAAP. If the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4. Loans Accounts; Monthly Statements. The Bank shall keep a record (either in the Loan Accounts or elsewhere, as the Bank may from time to time elect) of all interest, services charges, costs, expenses, and other debits owed the Bank on account of the loan arrangements contemplated hereby and of all credits against such amounts so owed. The outstanding amount of all Loans shall be evidenced each month by the Bank’s records of disbursements and balances in the form of a written statement.

1.5. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

2.	TERMS OF COMMITTED REVOLVING LOAN.

2.1. Committed Revolving Loan; Availability; Purpose. From time to time the Bank shall, subject to the conditions specified in Section 2.3, make revolving loan(s) (sometimes referred to as loan advance(s)) (each, a “Revolving Loan”) to the Borrower of such amounts as the Borrower may request and the Bank may approve; provided, however, that the aggregate principal amount of the Revolving Credit Exposure at any time outstanding shall not exceed Fifteen Million ($15,000,000.00) Dollars (the “Commitment”). The Revolving Loan shall be evidenced by the Amended and Restated Committed Revolving Note.

2.2. Interest Rate. The annual interest rate of the Revolving Loan is as set forth in the Amended and Restated Committed Revolving Note.

2.3. Conditions to Borrowing. Advances will be made so long as the Borrower is not in Default. The Revolving Loan will be due and payable on the Maturity Date despite the enumeration of an Event of Default, set forth herein and despite the use of any express or implied term. The obligation of the Bank to make the first loan to the Borrower hereunder is subject to the conditions precedent in Section 4 below. In addition, the obligation of the Bank to make any loans is subject to the conditions precedent that: (a) no event has occurred and is continuing which would constitute an Event of Default; (b) the Bank has, upon request, received a certificate signed by a duly authorized officer of the Borrower stating that all representations and warranties contained in this Loan Agreement are correct as though made on and as of the date of such certificate; (c) the Bank has received such other approvals, opinions, or documents as the Bank may reasonably request; and (d) there has been no material adverse change in the financial condition of the Borrower since the date of the Borrower’s financial statements included in its latest annual or quarterly report filed with the Securities and Exchange Commission.

The Borrower agrees that the Bank shall, provided that the Borrower is not in Default, make Revolving Loans to the Borrower upon written authority only of any officer executing the Borrower’s Banking Resolutions on behalf of the Borrower; provided, however, that the aggregate principal amount of the Revolving Credit Exposure at any time outstanding shall not exceed the Commitment. The Bank shall deliver the Revolving Loan proceeds by direct deposit to an account of the Borrower with the Bank specified in writing by such an officer, and all such Revolving Loans shall represent binding obligations of the Borrower as evidenced by the Amended and Restated Committed Revolving Note and any amendment thereto.

Interest shall be calculated on the basis of a 360 day year over the actual number of elapsed days. All payments made hereunder shall be applied first to the payment of fees and expenses, second to late charges hereunder, third to the payment of interest, and then the balance, if any, shall be applied to the payment of principal.

2.4. Repayment. Beginning on the date which is thirty (30) days from the date of the Note and continuing on the same day of each month thereafter until the Maturity Date, the Borrower shall make to Bank payments of interest only on the outstanding principal balance of all Revolving Loans from the day that a loan is made. THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE IN FULL ON THE MATURITY DATE.

2.5. Termination or Reduction of Revolving Credit Commitments. Upon not less than three (3) Business Days’ prior written notice from the Borrower to the Bank, provided that there are no outstanding amounts due from the Borrower under the Loan Agreements, the Borrower shall have the right to terminate this Agreement. In addition, from time to time upon not less than three (3) Business Days’ prior written notice to the Bank, the Borrower shall have the right to reduce the aggregate amount of the Commitment in a minimum amount of $500,000.00 and in incremental additional amounts of $250,000.00. A notice delivered by the Borrower under this Section may state that such notice is conditioned upon the occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to one Business Day before the specified effective date) if such condition is not satisfied.

2.6. Use of Proceeds. The proceeds of the Revolving Loan hereunder may be used by the Borrower to provide working capital and to fund dividends and for other corporate purposes permitted by the Loan Documents. The Borrower will not, directly or indirect1y, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, of to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

2.7. Late Payment. The Borrower shall pay, upon billing therefor, a “Late Fee” equal to five (5%) percent of the entire amount of any payment of principal, interest, or both, which is not paid in full within fifteen (15) days of the due date thereof. Late fees are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.8. Interest at Maturity or Default. Upon the occurrence and during the continuance of an Event of Default with respect to the outstanding principal balance of the Revolving Loan, interest shall be payable with respect to the outstanding principal balance of the Revolving Loan and any unpaid interest at a rate equal to five (5.00%) percent per annum above the rate otherwise in effect under the Note (the “Default Rate”).

2.9. Unused Fees. In connection with the Revolving Loan, the Borrower agrees to pay a fee quarterly in arrears on the first Business Day of each quarter on any difference between the total amount of the Commitment and the total aggregate amount of Revolving Credit Exposure, determined daily as of 1:00 p.m. Eastern Time and calculated as follows. Such amount (the “Unused Fee”) will be (a) the sum for each day during the prior calendar quarter of the difference of the Commitment and the total aggregate amount of all Loans outstanding each day as of 1:00 p.m. Eastern Time (divided by the number of days in the quarter), (b) multiplied by 10 basis points (0.001).

2.10. Commitment Fee. The Borrower agrees to pay the Bank an annual commitment fee of Five Thousand ($5,000.00) Dollars (each an “Annual Commitment Fee”) for so long as the Revolving Loan is made available to the Borrower. The Annual Commitment Fee shall be due and payable on each anniversary date of this Agreement.

2.11. Automatic Payment; Method of Payment. The Borrower hereby authorizes the Bank to automatically deduct from Borrower’s account numbered 75860017955 any amount due under this Loan Agreement (“Automatic Payments”). If the funds in said account are insufficient to advance funds to cover any payment, Bank shall not be obligated to advance funds to cover the payment. At any time and for any reason, Borrower or Bank may voluntarily terminate such Automatic Payments. Whenever any payment to be made under this Loan Agreement shall be stated to be due on a day other than a Business Day, such charge shall be subject to the Modified Following Business Day Convention and any such extension of time shall in such case be included in the computation of the payment of accrued interest.

3.	LETTERS OF CREDIT.

3.1. General. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2, the Borrower may request the Bank to issue, at any time and from time to time prior to the Maturity Date, Letters of Credit for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Bank in its reasonable determination.

3.2. Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Bank) to the Bank a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the Bank, the Borrower also shall submit a letter of credit application and reimbursement agreement on the Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with the Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.3. Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the L/C Sublimit, and

(ii) the Revolving Credit Exposure shall not exceed the Commitment.

The Bank shall not be under any obligation to issue any Letter of Credit if:

3.3.1. any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Bank from issuing such Letter of Credit, or any Law applicable to the Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Bank in good faith deems material to it;

3.3.2. the issuance of such Letter of Credit would violate one or more policies of the Bank applicable to letters of credit generally;

3.3.3. except as otherwise agreed by the Bank, such Letter of Credit is in an initial amount less than $100,000.00;

The Bank shall be under no obligation to amend any Letter of Credit if (A) the Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

3.4. Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.

3.5. Reimbursement. If the Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Bank in respect of such L/C Disbursement by paying to the Bank an amount equal to such L/C Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day following the date that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or

(ii) the second Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time.

3.6. Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect,

(iii) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Bank nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, or any error in translation or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower) suffered by the Borrower that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination, and that:

a) the Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation;

b) the Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

c) the Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

d) this sentence shall establish the standard of care to be exercised by the Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive any standard of care inconsistent with the foregoing).

Without limiting the foregoing, neither the Bank nor any of its Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Bank.

3.7. Interim Interest. If the Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Loans.

3.8. Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Bank demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into a collateral account established and maintained on the books and records of the Bank an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 10.10. Such deposit shall be held by the Bank as collateral for the payment and performance of the obligations of the Borrower under this Agreement.

3.9. Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a subsidiary, the Borrower shall be obligated to reimburse the Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such subsidiaries.

4.	CONDITIONS PRECEDENT.

The obligation of the Bank to make the Loans shall be subject to the condition precedent that the Bank shall have received on or before the day of the first advance under such Loans each of the following, in form and substance satisfactory to the Bank and its counsel:

4.1. Execution of Note. The Note duly executed by the Borrower.

4.2. Evidence of Authority and Incumbency of Representatives. Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of and of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of its corporate secretary certifying the names and true signatures who may act on behalf of the Borrower and who are authorized to sign the Loan Documents to which the Borrower is a party and the other documents to be delivered by the Borrower under this Agreement. Such certification may be updated from time to time by Borrower’s corporate secretary should the persons authorized to request borrowings change.

4.3. Other Related Documents. The Bank shall have received the following:

4.3.1. Evidence of the Borrower’s legal existence and good standing in the jurisdiction of its incorporation and its usual address stated above, together with evidence from the jurisdiction of its incorporation that all taxes due and payable have been paid. The Certificates of Insurance for the Borrower’s policies of casualty, property, and liability insurance required by the provisions of this Agreement.

4.3.2. Certified copies of the Borrower’s Articles of Incorporation and By-laws.

4.3.3. All other documents which are required in reasonable discretion of the Bank and its counsel.

4.4. Subordination. All indebtedness for borrowed money owed by the Borrower to any Person, excluding all trade payables, including, but not limited to, any officer, director and/or shareholder shall be fully subordinated to the Bank’s Loans.

4.5. Additional Documents. All instruments relating to each advance shall be satisfactory to the Bank, and the Bank shall have been furnished with any such additional documents, reports, certificates, affidavits or other information in a form and substance satisfactory to the Bank as Bank may reasonably require to evidence compliance by the Borrower with all the provisions of this Agreement.

4.6. Conditions Precedent to Future Borrowings under the Revolving Loan. The obligation of the Bank to make the Revolving Loan shall be subject to the condition precedent that the Bank shall have received on or before the day of the first advance under the Revolving Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

4.6.1. Execution of Note. The Committed Revolving Note duly executed by the Borrower.

4.6.2. Evidence of Authority and Incumbency of Representatives. Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of and of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of its corporate secretary certifying the names and true signatures who may act on behalf of the Borrower and who are authorized to sign the Loan Documents to which the Borrower is a party and the other documents to be delivered by the Borrower under this Agreement.

4.6.3. Other Related Documents. The Bank shall have received such other approvals, opinions, certificates, conditions or documents as the Bank or its counsel may reasonably request.

5.	PROMISE TO PAY. The Borrower promises to pay:

5.1. Obligations. All Obligations of the Borrower to the Bank, including, but not limited to, the Obligations evidenced by the Revolving Note with interest at the rate set forth or in the manner determined in accordance with the aforesaid Revolving Note.

5.2. Taxes. Any and all taxes, charges and expenses of every kind or description which are the obligations of the Borrower, paid or incurred by the Bank with respect to the loans or financial accommodations made hereunder, or the collection or realization upon the same, together with interest thereon at the highest rate permitted by law.

6.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to the best of their knowledge and as of the date of this Agreement, that:

6.1. Legal Existence; Authority; Standing of Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. The Borrower has full power to own its properties and conduct its business as now conducted, and to enter into and perform this Agreement. The Borrower is in good standing in each jurisdiction in which the present conduct of its business requires that it be qualified to do business. The execution and delivery of this Agreement, the Note and all related documents has been duly authorized and evidence valid and binding obligations of the Borrower, except as limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general equitable principles.

6.2. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally or by general equitable principles.

6.3. Title of Assets. The Borrower has good and marketable title to, or valid leasehold interests in, all material properties and assets used in its business, real and personal and the Borrower shall keep its assets free of any lien, encumbrance or charge except for the Permitted Liens.

6.4. Labor Disputes and Acts of God. As of the date of this Agreement, neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower, except as disclosed in Schedule 6.4.

6.5. Other Agreements. Except as disclosed in Schedule 6.5, the Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect upon its business, properties or financial condition of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any material respect in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

6.6. Litigation. Except as disclosed in Schedule 6.6 attached hereto, there is no pending or threatened action, suit, proceeding or investigation, to its knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects.

6.7. No Defaults. The Borrower has satisfied all judgments, and is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or Federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on the Borrower’s financial condition, properties or business.

6.8. Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct business substantially as now conducted and as presently proposed to be conducted, and to the best of its knowledge and belief, the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

6.9. Environment. To the best of its knowledge and belief, the Borrower has duly complied with, and its businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all applicable Federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except for such failures to comply as do not and will not have a materially adverse effect on their business. The Borrower has not received notice of, nor know of, facts which might constitute any material violations of any Federal, state, or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.

6.10. Tax Returns. The Borrower has filed all tax returns (Federal, state, and local) or necessary extensions required to be filed and paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

6.11. Investment Company Act. Neither the Borrower, any Person controlling the Borrower, nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.12. Sanctions; Anti-Corruption.

6.12.1. No Loan Party, nor any of Subsidiaries nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof is an individual or a Person that is, or is owned or controlled by any Person that is the subject of any list-based or territorial Sanctions.

6.12.2. Each Loan Party, each of its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law, in all respects.

6.12.3. Each Loan Party and each of its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

7.	AFFIRMATIVE COVENANTS.

So long as any Obligation shall remain unpaid or unperformed, the Borrower will:

7.1. Maintenance of Existence. Preserve and maintain its existence and good standing in jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which the present conduct of its business requires that it be qualified to do business.

7.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower required to be reflected herein by GAAP.

7.3. Maintenance of Properties. Maintain, keep, and preserve all of its material properties (tangible and intangible) necessary or useful in the lawful and ordinary conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.4. Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the date of this Agreement, unless otherwise consented to by the Bank, which consent will not be unreasonably withheld.

7.5. Maintenance of Insurance. Obtain and maintain, at the Borrower’s expense, as the case may be, insurance with financially sound and reputable insurance companies (including, without limitation, any captive insurance company of the Borrower) or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance shall provide so-called “all-risk” casualty and property damage as well as personal liability insurance including extended coverage, all in amounts of property and casualty insurance. The Borrower will provide the Bank with Certificates of Insurance for its policies of casualty, property, and liability insurance upon request by the Bank from time to time.

The Bank and the Borrower recognize, however, that the Borrower issues limited product warranties relating to its products sold in the ordinary course of business.

7.6. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, the failure of which would have a material adverse effect on the Borrower’s properties, financial condition, or business. Notwithstanding the foregoing, the Borrower shall have the right to diligently contest such taxes, assessments and/or governmental charges as such may arise, but so long as the Borrower remains in compliance with the financial covenants enumerated in Section 9.6.

7.7. Environment. Except for such failures as shall not have a materially adverse effect on any of the Borrower’s business, be and remain in compliance with the provisions of all applicable federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank promptly of any notice of an unpermitted discharge of hazardous material or environmental complaint received from any governmental agency or any other party; notify the Bank promptly of an unpermitted discharge of hazardous material from or affecting its premises reportable to any state or federal regulatory agency; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith, except such assessments as are being contested in good faith, against which adequate reserves have been established; and at the Bank’s request, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

7.8. Place of Business. Promptly notify the Bank in writing of any addition to, change in, or discontinuance of its place of business as shown in this subsection. The Borrower’s usual place of business is 451 Creamery Way, Exton, Pennsylvania.

7.9. Intentionally Omitted.

7.10. Taxes and Assessments. Pay or cause to be paid all taxes, assessments and other charges of every nature which may be levied or assessed against its assets, or for which the Borrower is liable when due, except as it, in good faith and by appropriate proceedings, shall be contesting the validity or the amount thereof, and against which adequate reserves have been established. In the event that the Borrower fails to pay such taxes, assessments, costs and expenses which the Borrower is required to pay, or in the event that the Borrower fails to keep its assets free from other security interests, liens or encumbrances, the Bank may (but shall not be required to) pay any such taxes, assessments, costs and expenses, and any amounts so paid shall constitute additional indebtedness owing hereunder. The Borrower agrees that during each and every fiscal year it shall accrue all current tax liabilities, required withholding of income taxes of employees, and required Social Security and unemployment contributions, and pay the same when they shall become due, except such liabilities as are being contested in good faith, against which adequate reserves have been established. The Borrower further represents and warrants that it has paid all such tax liabilities currently that the failure to pay would have a material and adverse effect on its financial condition, business and properties.

7.11. Depository Relationship. Maintain its primary depository relationship with the Bank, which includes maintaining the Bank as its primary depository for its funds, including deposits for payroll taxes and income taxes, savings, and general demand deposit accounts. For the avoidance of doubt, the Borrower may invest excess funds in U.S. Treasuries.

7.12. Additional Payments. If the Bank incurs any additional cost arising from or relating to any requirement of any law of the United States of America, any regulation, order, interpretation, ruling or official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the Notes or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance of this Agreement or Note, then the Bank shall notify the Borrower at least 30 days prior to the due date for the payment of those increased costs. The determination of the increased costs may be made by the Bank (a) as it reasonably deems those costs as applicable to this Agreement or the Notes, including, in each case, the borrowed and the unused portion thereof, and (b) based upon the Bank’s reasonable allocation of the aggregate of such costs. In the event any such additional cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such additional cost is deemed applicable to the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such additional cost. The reasonable determination by any Bank of the existence and amount of any such additional cost shall, in the absence of manifest error, be conclusive. Such additional payments shall accrue and apply only from 90 days following the time of written notice thereof from the Bank to the Borrower.

7.13. Maintenance of Assets: Inspection. Maintain its tangible property, in good condition and repair, ordinary wear and tear excepted, and, other than in the ordinary course of business, will not cause the property to be wasted or destroyed in any manner, and will not to the best of the Borrower’s knowledge use such assets in violation of any provisions of this Agreement, of any applicable statute, regulation or ordinance, or of any policy insuring such assets if such use would have a material and adverse effect on the Borrower’s financial condition, business or properties. The Borrower shall at all reasonable times upon reasonable notice and during business hours, and from time to time, allow the Bank, by or through any of its officers, agents, attorneys, accountants or other designees, to examine, inspect or make extracts from any of such Borrower’s books and records, or to examine and inspect operations of Borrower’s business.

7.14. Maintenance of Ownership, Business, Operation and Management. The Borrower will at all times maintain its ownership interests, business operations and experienced and competent professional senior management in substantial similarity with those operations as they exist at time of this Agreement, with respect to its businesses and properties and no changes will be made without the Bank’s written consent ,which consent shall not be unreasonably withheld or delayed; provided, however, that this provision applies only to material changes.

7.15. Debt. The Borrower has provided the Bank with a complete and correct Financial Statement detailing all of its credit agreements, indentures, purchase agreements, guaranties, capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such financial statements.

7.16. Intentionally Omitted.

7.17. Sanctions; Anti-Corruption Laws. Maintain in effect policies and procedures designed to promote compliance by the Loan Parties, any Subsidiaries thereof, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

7.18. Further Assurances. Promptly upon request by the Bank, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Bank may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Bank the rights granted or now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

8.	NEGATIVE COVENANTS.

So long as the Note shall remain unpaid or any credit availability remains in effect hereunder, the Borrower will not after the date of this Agreement, without the Bank’s prior written consent:

8.1. Liens. Create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following “Permitted Liens”:

a) Liens in favor of the Bank;

b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

c) Purchase-money Liens securing purchase-money indebtedness not to exceed $5,000,000 at any time.

d) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

e) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

f) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (not prohibited under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

g) Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title, and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Borrower; and

h) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

Items a) through g) are hereby known as “Permitted Liens”.

8.2. Debt. Create, incur, assume, or suffer to exist, any Debt, except:

a)	Debt of the Borrower under this Agreement or the Note;

b)	Debt of the Borrower subordinated on terms satisfactory to the Bank;

c)	Debt of the Borrower secured by purchase-money liens to the extent permitted herein; and

d)	Debt to normal and usual trade creditors.

8.3. Mergers. Merge with, become merged into, consolidate with or otherwise recapitalize with any other corporation or entity unless the Borrower is the surviving entity and such merger, consolidation or other recapitalization would not cause a default under any of the documents executed in connection with the Loans.

8.4. No Loans or Investments. Make loans to or investments in any individual or business entity, without the prior approval of the Bank, which approval will not be unreasonably withheld or delayed, other than:

a) evidences of indebtedness issued or guaranteed by the United States of America which have a maturity date of not more than one year from the date of acquisition;

b) certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition by the Bank; and interest bearing accounts in the Bank;

c) loans to employees of Borrower not to exceed $100,000.00 at any given time, and loans to Subsidiaries of Borrower, not to exceed $500,000.00 at any given time;

d) accounts in any money market mutual fund (e.g., no equities or bonds) having total assets in excess of $250,000,000.00; and

e) loans to, and investments in, Subsidiaries not to exceed $5,000,000.00 in the aggregate prior to Maturity Date.

8.5. Guaranties, Etc. Other than for commercial obligations of its Subsidiaries, from time to time in the ordinary course of business not to exceed $500,000.00 at any given time, the Borrower shall not guaranty the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

8.6. Limitation on Fundamental Changes. The Borrower shall not convey, sell, lease or otherwise dispose of all or substantially all of its property, assets or business; enter into any transaction not in the usual course of business and, if a legal entity, (i) make any change in its capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the ability of the Borrower to repay the Obligations, (ii) unless not less than 30 days prior written notice is given to Bank, change its name, or (iii) permit a transfer of more than 10% of its equity interests without the prior written consent of the Bank.

8.7. Limitation on Disposition of Assets. The Borrower shall not, other than the disposition of finished goods in the ordinary course of business, sell, exchange or otherwise dispose of all or any material portion of its assets, or any interest therein, in any manner that could reasonably be expected to adversely affect the Borrower’s ability to repay the Obligations hereunder without the express written authorization of the Bank.

8.8. Limitation on Acquisitions. The Borrower shall not acquire from any third party, directly or indirectly, any subsidiaries or affiliates without the prior written consent of the Bank, which consent will not be unreasonably withheld or delayed.

8.9. Sanctions; Anti-Corruption Use of Proceeds. Directly or indirectly, use the proceeds of the loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or

(ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person.

9.	FINANCIAL REPORTING REQUIREMENTS AND FINANCIAL COVENANT.

So long as any Note shall remain unpaid or any credit accommodation remains in effect hereunder, the Borrower will furnish to the Bank:

9.1. Borrower’s Annual Financial Statements; Tax Returns. The Borrower shall furnish to Bank on an annual basis, within ninety (90) days of its fiscal year end, a copy of its most recently filed annual report on Form 10-K including its corporate financial statements on an audited basis, and all other financial information as Bank may reasonably require, and its compliance certificate regarding its financial covenants under Section 9.6.

9.2. Quarterly Reporting. On a quarterly basis, beginning with the quarter ending June 30, 2023, the Borrower shall provide the Bank, within forty five (45) days from the end of each quarter, a copy of its quarterly report on Form 10-Q including its financial statements, and its compliance certificate regarding its financial covenants under Section 9.6.

9.3. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

9.4. Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after which the Borrower knows of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto. For purposes of this Section 9.4, Borrower’s knowledge shall be limited to the personal knowledge of Borrower’s chief executive officer, chief operational officer or chief financial officer.

9.5. General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

9.6. Financial Covenants So long as the Revolving Loan remains available to the Borrower, the Borrower shall maintain the following financial covenants:

9.6.1. Minimum Operating Cash Flow to Total Debt Service. The ratio of the Borrower’s (i) the total aggregate amount of Operating Cash Flow for the four most recently completed fiscal quarters to (ii) the total aggregate amount of its Total Debt Service (“Debt Service” shall mean scheduled principal and interest owed by the Borrower to any Person) for the four most recently completed fiscal quarters shall be at least 1.25 to 1.0.

9.6.2. Funded Debt to EBITDA Ratio. The ratio of Borrower’s (i) Funded Debt to its (ii) EBITDA shall be less than 3.00 to 1.0 as determined in accordance with GAAP consistently applied.

Both of these covenants described in 9.6.1 and 9.6.2 are to be tested quarterly, based upon the Borrowers financial statements which are to be provided by the Borrower to the Bank in accordance with Sections 9.1 and 9.2, above, and tested as of the end of each fiscal quarter.

10.	EVENTS OF DEFAULT.

If any of the following events shall occur:

10.1. If the Borrower shall fail to pay the principal of, or interest on, the Obligations, or any amount of the Note, within fifteen (15) days from when due and payable;

10.2. Failure to maintain insurance as required under this Agreement;

10.3. Any representation or warranty made by the Borrower in this Agreement or which is contained in any certificate, document, or other written statement signed by the Borrower’s chief executive officer or chief financial officer, and furnished at any time under or in connection with any Loan Document, shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made;

10.4. The Borrower shall fail to perform or observe any term, covenant, or agreement contained herein or in any other Loan Document; and such failure continues unremedied for a period of thirty (30) days after written notice of such failure from the Bank to the Borrower (other than failure under Section 10.1 above for which no notice is required);

10.5. Any default on the part of any the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any note, contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Bank in any capacity or capacities;

10.6. Except as permitted herein, dissolution, merger or consolidation of the Borrower;

10.7. Material uninsured loss or theft, uninsured substantial damage or destruction, unauthorized sale or encumbrance to or of any material amount of any of the Borrower’s assets in excess of reasonably expected recoveries under insurance policies;

10.8. Unauthorized sale, pledge or encumbrance of all or any part of its assets without the Bank’s consent, except as otherwise permitted hereunder;

10.9. Failure by the Borrower (a) to pay any indebtedness for borrowed money (other than as evidenced by the Notes) of the Borrower in an amount or amounts in the aggregate greater than $250,000.00 as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity;

10.10. If the Borrower shall become Insolvent;

10.11. One or more judgments, decrees, or orders for the payment of money in excess of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of forty-five (45) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

10.12. This Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny it has any further liability or obligation under this Agreement;

10.13. The occurrence of any material adverse change in the existing or prospective financial condition of the Borrower;

then, and in any such event, the Bank may, notwithstanding any time or credit allowed by any instrument evidencing a liability, after notice or demand declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, after notice, to exercise any or all of its rights and remedies described in Section 11 below.

11.	RIGHTS AND REMEDIES.

In addition to declaring immediately due and payable all amounts represented by the Borrower’s Loan Accounts, together with any and all additional charges added thereto, the Bank shall, upon the occurrence and continuance of any of the above-described Events of Default and after any applicable period of cure has expired, have the following rights and remedies:

11.1. Bank may at any time setoff against all deposits, monies, securities, credits, or property, now or hereafter in the possession, custody, safekeeping or control of Bank, and apply the same to the Obligations.

11.2. The Bank may enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate, legal or equitable remedy, and may recover damages caused by any breach by the Borrower of the provisions of this Agreement, including court costs, reasonable attorneys’ fees, and other costs and expenses incurred in enforcing the Obligations of this Agreement or the notes referred to above.

11.3. The powers conferred on the Bank by this Agreement are solely to protect the interest of the Bank and shall not impose any duty upon the Bank to exercise any such power, and if the Bank shall exercise any such power, it shall be accountable only for amounts that it actually receives as a result thereof and shall not be responsible to the Borrower except for willful misconduct or gross negligence. The Bank shall be under no obligation to take steps necessary to preserve rights in any assets against prior parties but may do so at its option. At its option, and upon the occurrence and continuance of an Event of Default, the Bank may discharge any taxes, liens, security interest or other encumbrances to which any asset is at any time subject, and may, upon the failure of the Borrower so to do, purchase insurance on any assets and pay for the repair, maintenance or preservation thereof, and the Borrower agree to reimburse the Bank on demand for any reasonable payments made or expenses incurred by the Bank pursuant to the foregoing authorization, and authorizes the Bank to charge the Loan Account for the amount of such payments or expenses. The foregoing provisions of this Section 11.3 shall only be applicable upon the occurrence of an uncured Event of Default.

12.	WAIVERS.

The Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, or any action taken in reliance hereon, and all other demands and notice of any description. With respect to liabilities, the Borrower assents to any extension or postponement of the time of payment or any other indulgence to any substitution, exchange or release of any assets, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement thereof, all in such manner and at such time or times as the Bank may deem advisable. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Bank on liabilities, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently.

13.	MISCELLANEOUS.

13.1. Intentionally Omitted.

13.2. Amendments, Etc. A Loan Document may be changed or amended only by an agreement in writing signed by both of the parties hereto, or in the case of a waiver, by the party against whom enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify a Loan Document. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.3. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered:

if to the Borrower, at its address at:

Omega Flex, Inc. 451 Creamery Way Exton, PA 19341 Attn: Chief Financial Officer

with a copy to:

Omega Flex, Inc. 451 Creamery Way Exton, PA 19341 Attn: General Counsel

and if to the Bank, at its address at:

Santander Bank, N.A. 1130 Berkshire Boulevard Wyomissing, PA 19610 Attn: Elizabeth Dalton, Vice President

with a copy to:

Matthew P. Doring, Esq. Nutter, McClennen & Fish LLP 155 Seaport Boulevard Boston, MA 02210

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid.

13.4. No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

13.5. Survival. All representations, warranties, covenants, and agreements contained herein shall survive the execution and delivery of this Agreement, the Note and any other agreements or documents required for this transaction and shall continue in force until the Loans are no longer outstanding.

13.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank. So long as no Event of Default exists, Borrower’s consent to any assignment by the Bank is required, but shall not be unreasonably withheld.

13.7. Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses, incurred by the Bank in connection with the preparation, execution, delivery and filing of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including any reasonable legal costs. The Borrower agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agree to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. The Bank may also, in its sole and absolute discretion and without notice or demand, pay any amount which the Borrower has failed to pay or perform any act which the Borrower has failed to perform under this Loan Agreement. In such event the costs, disbursements, expenses and reasonable counsel fees thereof, together with interest thereon from the date the expense is paid or incurred, at the highest interest rate allowed under this Loan Agreement shall be (i) added to the Obligations, and (ii) payable on demand to the Bank. Nothing herein contained shall obligate the Bank to make such payments nor shall the making of one or more such payments constitute (i) an agreement on the Bank’s part to take any further or similar action; or (ii) a waiver of any Event of Default under this Loan Agreement. This provision shall survive termination of this Agreement.

13.8. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

13.9. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorney fees and court costs now or thereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person except for those arising from gross negligence or intentional misconduct caused by Bank. This indemnity shall survive termination of this Agreement.

13.10. Governing Law. This Agreement and the Loan Documents shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

13.11. Severability of Provision. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12. Captions, Counterparts; and Electronic Signatures. The captions of this Agreement are for convenience only and shall not affect the construction hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Bank to accept electronic signature counterparts in any form or format and (y) Bank reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. The provisions of this Section 13.12 shall be applied retroactively to the Existing Agreement, including without limitation any amendment thereto, to the extent delivered by electronic means.

13.13. Third Party Purchaser. Bank shall have the unrestricted right at any time or from time to time, and, so long as no Event of Default exists, with Borrower’s (or any Guarantor’s) consent, not to be unreasonably withheld, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one or more banks or other entities (each, an “Assignee”) and, Borrower (and each Guarantor) agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and Assignee, and Bank shall be released from its obligation hereunder and thereunder to a corresponding extent.

13.14. Participation. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower (or any Guarantor), to grant to one or more institutions or other persons (each a “Participant”) participating interests in Bank’s obligations to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower. Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank shall furnish any information concerning Borrower in its possession from time to time to any prospective assignees and Participants, provided that Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

13.15. Replacement Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), the Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor. Bank shall indemnify and hold harmless Borrower for any Note not returned for cancellation due to loss, theft, destruction, or mutilation.

13.16. Federal Reserve. Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

13.17. Jury Trial Waiver. THE BANK AND THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

13.18. Treatment of Certain Information; Confidentiality. Each party hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties with a need to know the disclosed Information for purposes of the banking relationship (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to (and agree to) keep such Information confidential); (b) to the extent required by any regulatory authority having jurisdiction over such Person or its Related Parties; (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) [reserved]; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to any rating agency in connection with rating any Loan Party or any Subsidiary thereof; (h) with the consent of the applicable party hereto; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the party, or any of its Affiliates, on a nonconfidential basis from a source other than the other party hereto and was not acquired as a result of a breach of this Section. Any such permitted disclosures shall be made only to the extent necessary under the circumstances, and except in the case of disclosures under clause (a) or (h), such disclosures shall be made only with advice from the disclosing party’s counsel that such disclosure is permitted hereunder. In the case of a permitted disclosure under clause (c), if permitted by law, the party making the disclosure shall inform the other party in writing and cooperate as reasonably requested by the other party to seek a protective order or other method of maintaining the confidentiality of the Information. For purposes of this Section, “Information” means any information received from any Person relating to such Person or its businesses or finances, other than any such information that is available on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received after the date hereof, such information is clearly identified at the time of delivery as confidential or would be considered confidential by a reasonable person. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but not less than a reasonable degree of care.

13.19. PATRIOT Act. The Bank is subject to the PATRIOT Act and hereby notifies the Borrower, each Loan Party and any Subsidiary thereof that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Person, which information includes the name and address of such Person and other information that will allow the Bank to identify such Person in accordance with the PATRIOT Act.

13.20. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any loan, together with all fees, charges and other amounts that are treated as interest on such loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by the Bank. Any amount collected by the Bank that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to any Loan Party so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

13.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and the Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Bank has advised or is advising any Loan Party or any Subsidiary thereof on other matters, (ii) the services regarding this Agreement provided by the Bank are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Bank, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Bank is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Bank does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Bank and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Bank does not have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

THIS AGREEMENT INTENTIONALLY ENDS HERE

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals to this Agreement the day and year first above written.

THE BORROWER:

OMEGA FLEX, INC.

/s/ Susan B. Asch	By:	/s/ Matthew F. Unger
Witness	Name:	Matthew F. Unger
	Title:	Vice President-Finance & CFO

SANTANDER BANK, N.A.

	By:	/s/ Elizabeth Dalton
	Name:	Elizabeth Dalton
	Title:	Vice President